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                     June 16, 2023

       Dr. Raluca Dinu
       Chief Executive Officer
       GigCapital5, Inc.
       1731 Embarcadero Road., Suite 200
       Palo Alto, California 94303

                                                        Re: GigCapital5, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            Filed No. 001-40839

       Dear Dr. Raluca Dinu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services